Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Third Quarter Earnings Call

Executives

Michael Anderson - President & CEO

Joe Marnikovic – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our Third Quarter 2023 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Joe Marnikovic, the Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2022, filed on March 16, 2023, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

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I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you all for joining us today. Joe and I are very happy to be hosting our first American Strategic Investment Co earnings call this morning to discuss the third quarter results. Across our portfolio, we continue to realize the benefits of our ongoing leasing and tenant retention initiatives. Through the end of the third quarter, we have completed ten new leases this year that have contributed to a 2.4% increase in occupancy to 85.1% across our portfolio, up from 82.7% at the end of 2022. In addition to the leases we have completed, we have a forward leasing pipeline totaling almost 60,000 square feet that, if all leases are executed on their contemplated terms, would generate $2.5 million in straight-line rent. This forward leasing pipeline will also increase portfolio occupancy to 86.3%, net of terminations, representing a 3.6% increase in occupancy since December 31, 2022.

Our successful leasing volume, combined with ongoing expense management, resulted in year-over-year increases in revenue, NOI, and Adjusted EBITDA and improvements over the second quarter of 2023. We are beginning to see the benefit of our long-term focus on leasing through improved leasing spreads across the Company and believe this will continue into 2024. Our portfolio weighted average remaining lease term was 6.6 years, as over 40% of our leases extend beyond the year 2030 based on Annualized Straight-Line Rent, which we believe enhances the stability of the real estate we own. Of our Top 10 tenants, 79% are investment grade or implied investment grade, showing the quality of our tenant roster. These tenants had a remaining lease term of 8.9 years, providing further stability in our portfolio.

Our continued pro-active asset management approach contributes to the long-term strength of our $828 million, 1.2 million square foot portfolio of New York City real estate. At the end of the third quarter, our portfolio consisted of eight office and retail assets, all located in New York City, primarily in Manhattan. We have built a New York City centric portfolio featuring a number of large, investment grade tenants including Weill Cornell Medical, CVS, and government agencies. We continue to focus our leasing efforts of securing tenants in resilient industries, such as well-capitalized financial service companies and medical institutions. Our core office properties are located in desirable sub-markets with close proximity to major transportation hubs. As we continue to see a return to office, we believe we are well situated for continued leasing growth as a result of our close proximity to major transportation. The recent addition of service for the Long Island Railroad in Grand Central makes the Midtown South sub-market a very desirable area for office leasing, which we believe will continue the positive momentum we are experiencing in leasing at 200 West 41st Street and 1140 Avenue of the Americas.

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We also continue to proactively monetize our portfolio by selling non-core properties. To that point, subsequent to quarter end, we disposed of the Hit Factory, a small, unoccupied asset for which we had long been exploring strategic options. Not only did this sale generate $4.2 million in cash proceeds for the Company, but importantly it eliminated annual carrying costs of approximately $300,000 associated with owning a vacant property. While this asset was small in terms of our overall portfolio, our team was able to find a suitable buyer and was able to consummate this transaction in a challenging New York City commercial real estate market, illustrating our relentless effort when pursuing transactions that we believe will strategically benefit the Company and its shareholders.

Touching on the quarterly results before Joe discusses them in more detail, the efforts of our asset and property management teams resulted in a 18% increase in Adjusted EBITDA and Cash NOI growth of 4.9% compared to the prior year. The growth was achieved through a reduction in G&A and operating expenses, coupled with our ongoing leasing success. Compared to the second quarter, Adjusted EBITDA grew by 14% and Core FFO increased by $0.26 per share.

Our third quarter results once again demonstrated the effectiveness of our consistent focus on portfolio management. Our leasing success this year has driven consistent, incremental improvement in many of our key metrics. As a result of this leasing momentum and our continued focus on proactive expense management, we expect losses to narrow again in the fourth quarter and Core FFO to turn positive in 2024 as pipeline leases commence and momentum continues. We are committed to strengthening our existing portfolio of real estate assets as we explore additional income-generating investments. In recent years we have taken advantage of opportunities to invest in the long-term future of our portfolio, and we believe that expanding the scope of our assets is the next step forward for the company.

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With that, I'll turn it over to Joe Marnikovic to go over the third quarter results. Joe?

Joe Marnikovic

Thank you Michael. Third quarter 2023 revenue was $16.0 million, compared to $15.9 million in the third quarter of 2022. The company's third quarter GAAP net loss attributable to common stockholders was $9.4 million, compared to a net loss of $11.1 million in the third quarter of 2022, representing a year-over-year improvement of $1.7 million. GAAP net loss also improved compared to the second quarter of 2023, which was $10.9 million.

For the third quarter of 2023, Adjusted EBITDA increased by $0.5 million, or 18%, to $3.4 million compared to $2.9 million in 2022 and up 14% compared to second quarter 2023's Adjusted EBITDA of $3.0 million. Cash net operating income increased by $0.3 million, or 4.9%, to $6.5 million compared to $6.2 million in the third quarter of 2022.

While we are no longer a REIT, our portfolio remains unchanged and we will therefore continue to provide comparable FFO metrics for the time being. Our FFO attributable to common stockholders was a negative $2.5 million compared to negative $4.1 million in the third quarter of 2022 and negative $4.0 million in the second quarter of this year. Core FFO improved to negative $1.1 million, or negative $0.48 per share compared to negative $1.12 in the third quarter of 2022 and negative $0.74 in the second quarter of 2023.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental and on our website.

At quarter end, we had a relatively conservative balance sheet based on our Net Leverage of 42%, a weighted-average interest rate of 4.4%, and 3.4 years of weighted-average debt maturity, none maturing this year. As we have previously discussed, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

I'll now turn the call back to Michael for some closing remarks.

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Michael Anderson

Thanks, Joe, and thank you all for joining us on our first ASIC earnings call. The Adjusted EBITDA and Cash NOI growth we accomplished this quarter can be attributed to our ongoing commitment to portfolio management and our focus on maximizing the value of the properties we own. As we look to 2024 and a year of positive performance, we continue to focus on the proactive asset management of our portfolio that has grown our occupancy by 2.4% this year, while also looking towards the growth of ASIC through expanded investment opportunities that we believe will be accretive.

Operator, please open the lines for questions.

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